SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)
Check the appropriate box:

[ X]	Preliminary Information Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

[ ]	Definitive Information Statement

AMERICANA DISTRIBUTION, INC.
(Name of Registrant As Specified In Charter)

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[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

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4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY
INFORMATION STATEMENT
AMERICANA DISTRIBUTION, INC.
303 San Mateo NE Suite 104A
Albuquerque, New Mexico 87108
(505) 265-6121

(Preliminary)
June 16, 2006

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of the common stock, par value $.001 per share (the "Common Stock"), of Americana Distribution, Inc., a Colorado Corporation (the "Company"), to notify such Stockholders of the following:

(1)
On or about June 2, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 154,143,389 shares representing approximately 51% of the 304,811,142 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving amendments to the Articles of Incorporation of the Company (the "Amendment"), to (i) designate 20,000,000 shares of the Company’s preferred stock as blank check preferred stock pursuant to the terms of the Certificate of Designation attached as Exhibit B; and, (ii) increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time shall be increased to five billion (5,000,000,000) shares of common stock at par value of $.001 with no preemptive rights. These additional shares will have the same rights, privileges, preferences and restrictions as the Company’s share of common stock which are currently authorized.

(2)
On or about June 2, 2006, the Company received written consents in lieu of a meeting of Stockholders from holders of 154,143,389 shares representing approximately 51% of the 304,811,142 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving the removal of Michael Abri as a member of the Board of Directors of the Company and appointing Craig Press as a member of the Board of Directors to fill the vacancy created by the removal of Mr. Abri.

On June 2, 2006, the Board of Directors of the Company approved the above-mentioned actions, subject to Stockholder approval. The Majority Stockholders approved the action by written consent in lieu of a meeting on June 2, 2006, in accordance with the Colorado Corporation Code ("CCC"). Accordingly, your consent is not required and is not being solicited in connection with the approval of the action.

The elimination of the need for a meeting of the stockholders to approve the amendment to the Articles of Incorporation is authorized by C.R.S. 7-107-104, which provides that, expressly provided for in the articles of incorporation, the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting of which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to C.R.S. 7-107-206, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special meeting, and in order to effectuate the Amendment as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company decided to utilize the written consent of the Majority Stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on June 26, 2006, as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about June 27, 2006 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

2.	Annual Report on Form 10-KSB for the year ended December 31, 2005;

3.	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005; and

4.	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005.

All of these documents which are being incorporated by reference into this 14C shall be mailed to the shareholders with the proxy.

OUTSTANDING VOTING SECURITIES

As of the date of the Consent by the Majority Stockholders, June 2, 2006, the Company had 304,811,142 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Preferred Stockholders are not entitled to vote on matters submitted for Stockholder approval.

On June 2, 2006, the holders of 154,143,389 shares representing approximately 51% of the 304,811,142 shares of Common Stock then outstanding executed and delivered to the Company a written consent approving the actions set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The CCC provides in substance that unless the Company's articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company's common stock owned on June 16, 2006, by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address of Directors, Officers and 5% Stockholders	Shares Owned Number	Percent (1)
Donna Silverman President, Chief Executive Officer and Director	37,919,832	12.44%

Peter Nasca Director	20,000,000	6.56%

Craig Press Director	24,000,000	7.87%

Advantage Fund I Inc. c/o Advantage Fund I LLC 2999 NE 191ST Street PH2 Aventura, FL 33180	20,670,083	6.99%

Alexy Resources LLC c/o Newbridge Securities 1451 W Cypress Creek Road Suite 204 Ft. Lauderdale, FL 33309	16,693,840	5.48%

All officers and directors	81,919,832	26.88%

(1)	Applicable percentage of ownership is based on 304,811,142 shares of common stock outstanding as of June 16, 2006, together with applicable options for each shareholder.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the CCC, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted as set forth herein.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

The consent of a majority of the voting shares of the Company was given for approving the amendment of the Company’s Articles of Incorporation to (i) designate 20,000,000 shares of the Company’s preferred stock as blank check preferred stock pursuant to the terms of the Certificate of Designation attached as Exhibit B; and, (ii) increase the number of the Company’s authorized shares of Common Stock from 2,000,000,000 shares to 5,000,000,000 shares. The form of Certificate of Amendment that will be filed with the Colorado Secretary of State is attached hereto as Exhibit A. These additional shares will have the same rights, privileges, preferences and restrictions as the Company’s share of common stock which are currently authorized.

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO DESIGNATE 20,000,000 SHARES OF THE COMPANY’S PREFERRED STOCK AS BLANK CHECK PREFERRED STOCK

Pursuant to the requirements of C.R.S. 7-110-103, on June 2, 2006, the members of the Board of Directors of the Company proposed and recommended to the stockholders to amend the Company’s Articles of Incorporation to designate 20,000,000 shares of the Company’s preferred stock as blank check preferred stock pursuant to the terms of the Certificate of Designation attached as Exhibit B. On June 2, 2006, the Majority Stockholders, by written consent in lieu of a meeting, approved a Certificate of Amendment to the Company’s Articles of Incorporation. No further consents, votes or proxies are or were necessary to effect the approval of the Certificate of Amendment to the Company’s Articles of Incorporation.

If the proposal had not been adopted by the Majority Stockholders, it would have been necessary for this action to have been considered by the Company’s stockholders at a special or annual stockholders’ meeting convened for at least the purpose of approving the Certificate of Amendment to the Company’s Articles of Incorporation.

The Board of Directors believes that it is prudent to create a class of the blank check preferred stock available for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. The Company currently has no arrangements or understandings for the issuance of additional shares of stock, although opportunities for acquisitions and equity financings could arise at any time. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue shares of preferred stock in the future, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

The following is a statement of the designations, and powers, of preferences and rights, and the qualifications, limitations or restrictions with respect to our proposed blank check preferred stock. The shares of our blank check preferred stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to our Board of Directors to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series. The number, designation, and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with our common stock and any other series of the blank check preferred stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by our Board of Directors pursuant to the Colorado Corporation Code.

The issuance of blank check preferred stock will have a dilutive effect on holders of shares of our common stock since the blank check preferred stock convert into shares of our common stock. Furthermore, additional issuances of common stock could also have a dilutive effect on holders of shares of our common stock.

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

The Company's Articles of Incorporation, as amended (the "Articles of Incorporation") authorizes the maximum number of shares outstanding at any time shall be two billion (2,000,000,000) shares of Common Stock with no preemptive rights, $.001 par value. On June 2, 2006, the Board of Directors approved an amendment to the Articles of Incorporation to authorize five billion (5,000,000,000) shares of Common Stock. Each shares of Common Stock is entitled to one vote. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. These additional shares will have the same rights, privileges, preferences and restrictions as the Company’s shares of common stock which are currently authorized. On June 2, 2006, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

The general purpose and effect of the amendment to the Company's Articles of Incorporation is to authorize 3,000,000,000 additional shares of Common Stock. The Board of Directors believes it is in the best interest of the Company to have the additional shares of Common Stock to be issued pursuant to the Company in accordance with the Standby Equity Distribution Agreement as set forth below. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

On April 1, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 95% of, or a 5% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 10% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC.

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on Americana for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Americana common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners.

The amount of each advance is subject to a maximum weekly amount of $250,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. To date we have only registered a total of 125,000,000 shares to be issued pursuant to the SEDA. Although we are authorizing 5,000,000,000 shares pursuant to this amendment, we will need to register additional shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement at these stated purchase prices. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock. A possibility exists that Cornell Capital Partners may own 9.99% of Americana’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions.

There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Americana and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent market price of $0.003 per share and 25%, 50% and 75% discounts to the recent price and which show the net cash to be received by Americana if 2,000,0000 shares were issued under the Standby Equity Distribution Agreement at a recent market price of $0.003 per share and 25%, 50% and 75% discounts to the recent price.

Net Cash To Americana:

Market Price	$0.0028	$0.0021	$0.0014	$0.0007
Purchase Price	$0.00266	$0.0020	$0.00133	$0.000665
No. of Shares (1)	125,000,000	125,000,000	125,000,000	125,000,000
Total Outstanding (2)	283,461,142	283,461,142	283,461,142	283,461,142
Percent Outstanding (3)	44.10%	44.10%	44.10%	44.10%
Net Cash to Americana (4)	$332,500	$250,000	$166,250	$83,125

(1)
Represents the number of shares of common stock we registered in our registration statement, which could be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(2)	Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement.

(3)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(4)	Net cash equals the gross proceeds minus the 10% retainage and $85,000 in offering expenses.

Net Cash To Americana:

Market Price	$0.0028	$0.0021	$0.0014	$0.0007
Purchase Price	$0.00266	$0.0020	$0.00133	$0.000665
No. of Shares (1)	2,000,000,000	2,000,000,000	2,000,000,000	2,000,000,000
Net Cash to Americana (2)	$5,320,000	$4,000,000	$2,660,000	$1,330,000

(1)
We have only registered 125,000,000 shares of common stock pursuant to our SB-2 Registration Statement. We will need to register additional shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement at these stated purchase prices. At the stated purchase price and based on the limited number of available authorized shares of common stock, Americana would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $10 million available under the Standby Equity Distribution Agreement.

(2)
On October 6, 2005, we received net proceeds of $13,216 under the Standby Equity Distribution Agreement and issued 13,500,000 shares on October 6, 2005 and 10,630,833 shares on October 12, 2005 of our common stock in connection with this draw down.

Americana will use the proceeds for working capital and will not use any proceeds that it may receive under the Standby Equity Distribution to repay Montgomery Equity Partners, Ltd. any amounts owed under a secured promissory note as long as Montgomery Equity Partners, Ltd. holds such secured promissory note. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. All fees and expenses under the Standby Equity Distribution Agreement will be borne by Americana. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,478,940 shares of common stock. Pursuant to the Standby Equity Distribution Agreement, Americana cannot draw more than $250,000 every seven trading days, or more than $10 million over twenty-four months.

We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered. For example, at an assumed offering price of $0.00266, we would not be able to draw the entire gross proceeds of $10,000,000 available under the Standby Equity Distribution Agreement. At this price we would be required to register 3,759,398,496 shares at this assumed price to obtain the entire $10 million available under the Standby Equity Distribution Agreement.

The Standby Equity Distribution Agreement limits Americana’s use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Americana, except under certain limited circumstances.

We Will Require Significant Additional Financing To Sustain Our Operations And Without It We Will Not Be Able To Continue Operations

At December 31, 2004 and 2003, we had a working capital deficit of $1.0 million and $2.9 million, respectively. At September 30, 2005, we had a working capital deficit of $1,936,946. The Report of our Independent Registered Public Accounting Firm for the year ended December 31, 2004, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. For the years ended December 31, 2004 and 2003, we had an operating cash flow deficit of $53,248 and positive operating cash of $196,432, respectively. We currently do not have sufficient financial resources to fund our operations. Therefore, we need substantial additional funds to continue these operations and pay certain existing obligations. Should the financing we require to sustain our working capital needs be unavailable, or prohibitively expensive when we require it, we would be forced to curtail or cease our business operations.

Existing Shareholders will Experience Significant Dilution from Our Sale of Shares under the Cornell Capital Equity Investment Agreement and Standby Equity Distribution Agreement and Any Other Equity Financing

The sale of shares pursuant to our agreement with Cornell Capital Partners or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement with Cornell Capital Partners. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement with Cornell Capital Partners or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need. These issuances will dilute the voting power of a person seeking control of us, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by us.

The increase in share is solely based upon the funding transaction above and we do not have any other pending transactions which require this increase in authorized shares.

APPROVAL OF A CHANGE IN DIRECTORS

Our stockholders elect the members of the Board of Directors annually. The nominees have consented to their election to the Board of Directors. On June 2, 2006, the Board of Directors removed Michael Abri from the Board of Directors of the Company and appointed Craig Press to fill the vacancy created by the removal of Michael Abri.

On June 2, 2006, the Majority Stockholders approved the removal of Michael Abri from the Board of Directors of the Company and the appointment of Craig Press to fill the vacancy created by the removal of Michael Abri to serve until the next annual stockholder’s meeting in accordance with the Colorado Corporation Code.

The following information is provided regarding the member that has been elected to the Board of Directors.

Mr. Craig Press was appointed to our Board of Directors on June 2, 2006. From 1996 to the present, Mr. Press has been the Vice President and head of operations for Georal International, Corp. and AJR International, Ltd., both located in Whitestone, New York. His responsibilities include the oversight and management of day to day operations of both company's employees, its sales, marketing, public relations and construction, of all of the company's products and services. Additionally, he is responsible for the day to day operations of the company's California facility and its personnel as well. Mr. Press also maintains control of the company's contacts with federal, state and municipal organizations as well as major real estate, banking and industrial corporations. Mr. Press is also a security consultant for anti-terrorism perimeter security, employee entrance and egress, fire, building and safety codes and negotiates all labor contracts with the New York City unions with which his company interacts. Mr. Press also sits on the Board of Directors of Advantage Capital Development Corp. and Global IT Holdings, Inc.

EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the action stated herein, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on July 17, 2006.

By Order of the Board of Directors

/s/ Donna Silverman
Donna Silverman
President & Director le